Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-216822

November 9, 2017

PRICING TERM SHEET

BRANDYWINE OPERATING PARTNERSHIP, L.P.

$100,000,000 3.950% GUARANTEED NOTES DUE 2023

$450,000,000 3.950% GUARANTEED NOTES DUE 2027

Issuer:	Brandywine Operating Partnership, L.P.

Guarantor:	Brandywine Realty Trust

Type of Offering:	SEC registered

Trade Date:	November 9, 2017

Settlement Date:	November 17, 2017 (T+6)

Title of Securities:

$100,000,000 3.950% Guaranteed Notes due 2023 (the “2023 Notes”)

The 2023 Notes will become part of the same series as the outstanding 3.950% guaranteed notes due February 15, 2023, $250.0 million aggregate principal amount of which were originally issued on December 18, 2012, for all purposes.

$450,000,000 3.950% Guaranteed Notes due 2027 (the “2027 Notes”)

Principal Amount:	$100,000,000 of the 2023 Notes

$450,000,000 of the 2027 Notes

Maturity Date:	February 15, 2023 for the 2023 Notes

November 15, 2027 for the 2027 Notes

Interest Payment Dates:	February 15 and August 15, beginning on February 15, 2018 for the 2023 Notes

May 15 and November 15, beginning on May 15, 2018 for the 2027 Notes

Coupon (Interest Rate):	3.950% for the 2023 Notes

3.950% for the 2027 Notes

Benchmark Treasury:	2.000% due October 31, 2022 for the 2023 Notes 2.250% due August 15, 2027 for the 2027 Notes

Benchmark Treasury Price / Yield:	99-31 3⁄4 / 2.002% for the 2023 Notes 99-06+ / 2.342% for the 2027 Notes

Spread to Benchmark Treasury:	+140 basis points (1.400%) for the 2023 Notes +170 basis points (1.700%) for the 2027 Notes

Yield to Maturity:	3.402% for the 2023 Notes 4.042% for the 2027 Notes

Price to Public:	102.497% of principal amount for the 2023 Notes

99.250% of principal amount for the 2027 Notes

Redemption Provisions:

At any time before 90 days prior to the maturity date, at the Treasury rate plus 35 basis points for the 2023 Notes

At any time before 90 days prior to the maturity date, at the Treasury rate plus 25 basis points for the 2027 Notes

CUSIP / ISIN:	105340 AM5 / US105340AM59 for the 2023 Notes 105340 AQ6 / US105340AQ63 for the 2027 Notes

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. RBC Capital Markets, LLC

Senior Co-Managers:	BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC Capital One Securities, Inc. Stifel, Nicolaus & Company, Incorporated U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

Firstrust Savings Bank

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.

Synovus Securities, Inc.

TD Securities (USA) LLC

Ratings*:	Moody’s: Baa3 (stable) S&P: BBB- (stable)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.